Exhibit 99.3

PRESS RELEASE

Aspen Launches Program to Enhance
Operating Effectiveness and Efficiency

Expected Cumulative Savings of Approximately $160 Million by End of 2020

Expected Run Rate Savings of Approximately $80 Million Starting in 2021

70% of Expected Savings to Benefit the Insurance Segment

Hamilton, Bermuda, October 25, 2017 - Aspen Insurance Holdings Limited (“Aspen” or the “Company”) (NYSE: AHL) launched today a comprehensive program to drive greater effectiveness and efficiency across the Company and enhance its market position.

Chris O’Kane, Chief Executive Officer, commented “Aspen is a diversified, global company with a strong balance sheet and specialty underwriters across many lines of business. Over the past 15 years, we have developed an underwriting-focused culture that provides creative solutions to our clients and brokers. Today we are announcing a program that will elevate the effectiveness and efficiency of our operating platform and position us for continued success in the future.”

Through actions that optimize work processes and increase operational efficiency, the program is expected to deliver cumulative total expense savings of approximately $160 million over the next three years. The Company expects to achieve $30 million of the savings in 2018, $55 million in 2019 and $75 million in 2020, after which run-rate savings are expected to be approximately $80 million per year.

Aspen expects to incur pre-tax charges of approximately $95 million to implement the program and achieve the savings. Aspen expects to incur the majority of this charge in 2018 and 2019. Aspen also expects to spend a total of approximately $55 million in incremental capital expenditure, primarily information technology, in 2018 and 2019 that is expected to be amortized over a period of three to five years from the start of 2020.

Chris O’Kane added, “The program is the result of a rigorous bottom up operational review of our organization which balanced both risks and rewards. The planned actions are highly achievable and will enable our underwriters to focus more of their time on client and broker facing activities rather than on routine and duplicative tasks. The majority of the expected savings will benefit our Insurance segment where we continue to build on the business line assessment we conducted in 2016 and the drive to improve profitability. As a result of this program, we believe Aspen will be a more nimble organization with faster decision-making ability, a competitive expense ratio and the ability to serve our clients even better than we do today.”

Aspen intends to provide updates on the program implementation on a semi-annual basis.

- Ends -

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2016, Aspen reported $12.1 billion in total assets, $5.3 billion in gross reserves, $3.6 billion in total shareholders’ equity and $3.1 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release may contain written “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “likely,” “continue,” “assume,” “objective,” “aim,” “guidance,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successful develop and execute the program to create operating and cost efficiencies through focus on improving several operational levers; charges relating to the program being different from those initially estimated, including changes in the size and components of different aspects of the program; changes in the planned timing of the program; the result and timing of employee consultation processes and related regulations in certain of the jurisdictions where we operate; disruption in our business associated with the program and related activities; whether or not the program provides a sufficient return on our intended investment over time; whether or not new IT and data tools enable intended results; the impact of loss of one or more of our senior underwriters or key personnel; a failure in our operational systems or infrastructure or those of third parties, including those caused by security breaches or cyber attacks; the risks related to litigation; and our reliance on information and technology and third-party service providers for our operations and systems. For a detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 as filed with the U.S. Securities and Exchange Commission. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

For further information:

Please visit www.aspen.co or contact:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

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